UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report -September 29, 2005

HARLEYSVILLE NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

___________________

Pennsylvania	0-15237	23-2210237
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

483 Main Street
Harleysville, Pennsylvania 19438
(Address of principal executive office and zip code)

(215) 256-8851
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 28, 2005, Harleysville National Corporation (the “Company”) completed a private placement of $25,000,000 in aggregate principal amount of fixed/floating rate preferred securities (the “Trust Preferred Securities”) through a newly formed Delaware trust affiliate HNC Statutory Trust III (the “Trust”). The Trust Preferred Securities mature on November 23, 2035, are redeemable at the Company’s option beginning after five years, and require quarterly distributions by the Trust to the holders of the Trust Preferred Securities. Distributions will be payable quarterly at a fixed rate equal to 5.67% through November 2010 and then will be payable at a variable interest rate equal to the 3-month London Interbank Offered Rate (“LIBOR”) rate plus 1.40% per annum. The Trust simultaneously issued all of the Trust’s issued and outstanding common securities (the “Common Securities”) to the Company for a purchase price of $774,000.

The Trust used the proceeds from the sale of the Trust Preferred Securities together with the sale of the proceeds from the sale of the Common Securities to purchase $25,774,000 in aggregate principal amount of the Company’s unsecured fixed/floating rate junior subordinated notes due November 23, 2035 issued by the Company (the “Junior Subordinated Notes”). The net proceeds to the Company from the sale of the Junior Subordinated Notes will be used by the Company for general corporate purposes.

The Junior Subordinated Notes were issued pursuant to an Indenture (the “Indenture”) dated September 28, 2005 between the Company, as issuer, and Wilmington Trust Company, as trustee. The terms of the Junior Subordinated Notes are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Junior Subordinated Notes paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to defer interest payments on the Junior Subordinated Notes (in which case the Trust will be entitled to defer distributions otherwise due on the Trust Preferred Securities) for up to 20 consecutive quarters, provided there is no event of default (as described in more detail below). During an extension period, the Company may not make certain distributions or payments as set forth in the Indenture.

The Junior Subordinated Notes are subordinated to the prior payment of any other indebtedness of the Company that, by its terms, is not similarly subordinated. The Trust Preferred Securities will be recorded as a long-term liability on the Company’s balance sheet; however, for regulatory purposes the Trust Preferred Securities will be treated as Tier 1 or Tier 2 capital under the rulings of the Company’s primary regulator, the Federal Reserve Board.

The Junior Subordinated Notes mature on November 23, 2035, but may be redeemed at the Company’s option at any time commencing after November 23, 2010 or at any time upon certain special events, such as a change in the regulatory capital treatment of the Junior Subordinated Notes, the Trust being deemed an “Investment Company” under the Investment Company Act of 1940, as amended, or occurrence of certain adverse tax events. Except upon the occurrence of the certain events described above, the Company may redeem the Junior Subordinated Notes at their aggregate principal amount, plus accrued interest, if any.

The Junior Subordinated Notes may be declared immediately due and payable at the election of the trustee or holders of 25% of aggregate principal amount of the outstanding Junior Subordinated Notes upon the occurrence of an event of default. An event of default generally means:

•
Default in the payment of any interest when due that continues unremedied for a period of 30 days, except in the case of an election by the Company to defer payments of interest for up to 20 consecutive quarters (which does not constitute an event of default);

•	Default in the payment of the principal amount of the Junior Subordinated Notes at maturity;
•	Default in the payment of any interest following the deferral of interest payments by the Company for 20 consecutive quarters;
•	Default in the Company’s performance, or breach, of any covenant or warranty in the Indenture which is not cured within 90 days;
•	Institution of bankruptcy or similar proceedings by or against the Company; or
•	Liquidation or winding up of the Trust, other than as contemplated in the Indenture.

The Company has also entered into a Guarantee Agreement pursuant to which it has agreed to irrevocably and unconditionally guarantee, with respect to the Trust Preferred Securities and to the extent not paid by the Trust, accrued and unpaid distributions on the Trust Preferred Securities and the redemption price payable to the holders of the Trust Preferred Securities, in each case to the extent the Trust has funds available.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust (the “Declaration”) dated as of September 28, 2005, by and among the Company, Wilmington Trust Company, as institutional trustee, and the Administrators named therein.

A copy of the press release announcing the placement of the Trust Preferred Securities is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item is included in Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit 99.1: Press Release issued by Harleysville National Corporation dated September 29, 2005 titled “Harleysville National Corporation Issues Trust Preferred Securities.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE NATIONAL CORPORATION

Dated: September 29, 2005          /s/ George S. Rapp
                 George S. Rapp, SVP and Chief Financial Officer

EXHIBIT INDEX

Page

Exhibit 99.1 Press Release dated September 29, 2005, of Harleysville National Corporation.	5